Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil announces first-quarter financial and operating results

Calgary April 30, 2009—Imperial Oil today announced net income for the first quarter of 2009 of $289 million or $0.33 per share, compared with $681 million or $0.75 per share for the same period last year.

Earnings in the first quarter were lower than in the same quarter in 2008, as lower Upstream and Chemical earnings were partially offset by higher Downstream earnings. In the Upstream, earnings decreased primarily due to lower crude oil and natural gas prices, partially offset by the impact of lower royalty costs due to lower commodity prices and a lower Canadian dollar. Higher Downstream earnings were primarily due to stronger margins and increased refinery throughput and utilization. Chemical earnings were negatively impacted by the slow economy, with lower overall margins and sales volumes. Higher share-based compensation costs also contributed to lower earnings.

During the first quarter, operating revenues were $4,653 million, versus $7,231 million for the same period of 2008. Capital and exploration expenditures were $494 million, compared with $291 million in the first quarter of 2008, and Imperial repurchased about 10.5 million shares for $429 million. At March 31, the company’s balance of cash was $755 million versus $1,974 million at the end of 2008.

“Sharply lower oil and natural gas prices as a result of the global economic downturn produced lower earnings for the quarter, compared to the same period last year. While Downstream earnings were higher, the significant decline in commodity prices reduced our earnings overall,” said Bruce March, chairman, president and chief executive officer of Imperial Oil. “Imperial is well-positioned to weather this economic downturn with its strong balance sheet, minimal debt, and long-term disciplined approach. Although earnings are lower, our plans are to continue our long-term strategy of investing through the business cycle and advancing our portfolio of company growth projects.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of the country’s largest producers of crude oil and natural gas, and is the largest petroleum refiner and marketer with a coast-to-coast supply network that includes about 1,900 retail service stations.

For further information:

Investor relations Mark Stumpf (403) 237-4537	Media relations Gordon Wong (403) 237-2710

Highlights/Items of interest

Proved reserves increased by almost 50 percent to 2.3 billion oil-equivalent barrels

Imperial increased its total year-end proved reserves by almost 50 percent from the previous year. This was largely due to reserves additions from Phase 1 of the Kearl oil sands project, which totaled about 800 million oil-equivalent barrels. At the end of 2008, the company’s proved reserves were more than 2.3 billion oil-equivalent barrels.

Horn River update

A winter drilling program was successfully completed in the Horn River Basin, a promising shale gas play in northeast British Columbia. Evaluation of drilling results is currently underway.

Aboriginal relations strategy enhanced

Imperial enhanced its aboriginal relations strategy – a framework of guiding principles and best practices that the company will follow in the areas of consultation, workforce and business development, as well as community relations. This work builds on Imperial’s long history of working effectively with Aboriginal communities and is important to the company’s plans for developing its portfolio of growth projects.

Imperial’s 2008 United Way-Centraide campaigns raises $3.2 million

Imperial Oil, in partnership with its employees and retirees, contributed nearly $3.2 million to the 2008 United Way-Centraide campaign across Canada. This support reinforces Imperial’s longtime belief that United Way services play a crucial role in improving the lives of Canadians in communities across the country.

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS (unaudited)

	Three months to March 31
	2009	2008
Net income (U.S. GAAP, millions of dollars)
Upstream	142	650
Downstream	202	30
Chemical	3	24
Corporate and other	(58)	(23)
Net income (U.S. GAAP)	289	681

Cash flow from operating activities	(296)	289
Capital and exploration expenditures	494	291

Per-share information (dollars)
Net income - basic	0.34	0.76
Net income - diluted	0.33	0.75
Dividends	0.10	0.09

Share prices - close at March 31
Toronto Stock Exchange (Canadian dollars)	45.80	53.80
NYSE Amex (U.S. dollars)	36.05	52.26

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS

The company’s net income for the first quarter of 2009 was $289 million or $0.33 a share on a diluted basis, compared with $681 million or $0.75 a share for the same period last year.

Earnings in the first quarter were lower than the same quarter in 2008, as lower Upstream and Chemical earnings were partially offset by higher Downstream earnings. In the Upstream, earnings decreased primarily due to lower crude oil and natural gas commodity prices of about $940 million, partially offset by lower royalty costs due to lower commodity prices of about $270 million and the impact of a lower Canadian dollar of about $250 million. Higher Downstream earnings were primarily due to stronger margins of about $90 million and increased refinery throughput and utilization of about $60 million. Chemical earnings were negatively impacted by the slow economy in the first quarter with lower overall margins and lower sales volumes. Higher share-based compensation costs also contributed to lower earnings.

Upstream

Net income in the first quarter was $142 million versus $650 million in the same period of 2008. Earnings decreased primarily due to lower crude oil and natural gas commodity prices of about $940 million. Earnings were also negatively impacted by higher production costs, Syncrude maintenance costs and exploration expenses totaling about $70 million. These factors were partially offset by lower royalty costs due to lower commodity prices of about $270 million and the impact of a lower Canadian dollar of about $250 million.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS (continued ....)

The average price of Brent crude oil, a common benchmark for world oil markets, was $44.44 a barrel, in U.S. dollars, in the first quarter, down about 54 percent from the same quarter last year. The company’s realizations on sales of Canadian conventional crude oil mirrored the same trend as world prices, decreasing about 50 percent in the first quarter compared to the same period last year.

Prices for Canadian heavy oil, including the company’s heavy oil from Cold Lake, moved generally in line with that of the lighter crude oil. The price of Bow River, a benchmark Canadian heavy oil, fell by about 44 percent in the first quarter compared to the same quarter last year.

Gross production of Cold Lake heavy oil averaged 148 thousand barrels a day during the first quarter, versus 154 thousand barrels in the same quarter last year. Lower production volumes in the first quarter were due to the cyclic nature of production at Cold Lake and increased maintenance activities.

The company’s share of Syncrude’s gross production in the first quarter was 68 thousand barrels a day compared with 67 thousand barrels during the same period a year ago. Volumes in the first quarter were slightly higher than the same period in 2008, as lower maintenance activities were largely offset by bitumen production constraints and acceleration of planned maintenance activities.

In the first quarter, gross production of conventional crude oil averaged 26 thousand barrels a day, down from 27 thousand barrels a day in the same period last year, due to natural reservoir decline.

Gross production of natural gas during the first quarter of 2009 decreased to 307 million cubic feet a day from 325 million cubic feet in the same period last year as a result of natural reservoir decline.

Downstream

Net income was $202 million in the first quarter of 2009, compared with $30 million in the same period a year ago. Earnings were higher in the quarter mainly due to stronger downstream margins of about $90 million, increased refinery throughput and utilization of about $60 million and the impact of a lower Canadian dollar of about $45 million. Partially offsetting these factors were lower industry sales volumes due to the slowdown in the economy of about $25 million.

Chemical

Net income was $3 million in the first quarter, compared with $24 million in the same quarter last year. Chemical earnings were negatively impacted by the slow economy in the first quarter with lower margins for polyethylene and aromatic products and lower sales volumes for polyethylene and intermediate products.

Corporate and other

Net income effects were negative $58 million in the first quarter, compared with negative $23 million in the same period of 2008. Unfavourable earnings effects were primarily due to higher share-based compensation charges.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS (continued .....)

LIQUIDITY AND CAPITAL RESOURCES

Cash flow used in operating activities was $296 million during the first quarter of 2009, compared with cash flow generated from operating activities of $289 million in the same period last year. Lower cash flow was primarily driven by lower earnings and timing of scheduled income tax payments. These factors were partially offset by lower seasonal inventory builds. The net effects of lower commodity prices on receivable and payable balances did not have a material impact on cash flow. Funding contributions of $161 million to the company’s registered pension plan in the first quarter were at a slightly higher level than the same period last year.

Investing activities used net cash of $407 million in the first quarter, an increase of $169 million from the corresponding period in 2008. Additions to property, plant and equipment were $411 million in the first quarter, compared with $251 million during the same quarter 2008. For the Upstream segment, expenditures during the quarter were primarily for advancing the Kearl oil sands project and development drilling at Cold Lake. Other investments included facilities improvements at Syncrude, exploration drilling at Horn River and development drilling at conventional fields in Western Canada. The Downstream segment’s capital expenditures were focused mainly on refinery projects to increase sulphur recovery to further reduce sulphur dioxide emissions, upgrade water management systems as well as enhance feedstock flexibility and energy efficiency.

During the first quarter of 2009, the company repurchased about 10.5 million shares for $429 million. Under the current share repurchase program, which began on June 25, 2008, the company has purchased about 34 million shares, including shares purchased from ExxonMobil.

Cash dividends of $86 million were paid in the first quarter of 2009 compared with dividends of $82 million in the first quarter of 2008. Per-share dividends declared in the first quarter were $0.10, up from $0.09 in 2008.

The above factors led to a decrease in the company’s balance of cash to $755 million at March 31, 2009, from $1,974 million at the end of 2008.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS (continued .....)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Information about market risks for the three months ended March 31, 2009 does not differ materially from that discussed on page 33 in the company’s annual report to shareholders for the year ended December 31, 2008, except for the following:

Earnings sensitivity (a) millions of dollars after tax
Eight cents decrease (increase) in the value of the Canadian dollar versus the U.S. dollar	+ (-)	400

The sensitivity of net income to changes in the Canadian dollar versus the U.S. dollar increased from 2008 year-end by about $12 million (after tax) for each one-cent difference. This was primarily due to the impacts of increased crude oil prices and the narrowing price spread between light crude oil and Cold Lake heavy oil, partially offset by the impact of lower industry refining margins.

(a) The amount quoted to illustrate the impact of the sensitivity represents a change of about 10 percent in the value of the commodity at the end of the first quarter 2009. The sensitivity calculation shows the impact on annual net income that results from a change in one factor, after tax and royalties and holding all other factors constant. While the sensitivity is applicable under current conditions, it may not apply proportionately to larger fluctuations.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF INCOME

(U.S. GAAP, unaudited)

	Three months to March 31
millions of Canadian dollars	2009	2008

REVENUES AND OTHER INCOME
Operating revenues (a)(b)	4,653	7,231
Investment and other income (4)	17	32
TOTAL REVENUES AND OTHER INCOME	4,670	7,263

EXPENSES
Exploration	83	40
Purchases of crude oil and products (c)	2,320	4,496
Production and manufacturing (5)(d)	1,030	977
Selling and general (5)	330	295
Federal excise tax (a)	306	312
Depreciation and depletion	197	181
Financing costs	2	(3)
TOTAL EXPENSES	4,268	6,298

INCOME BEFORE INCOME TAXES	402	965
INCOME TAXES	113	284
NET INCOME (3)	289	681

NET INCOME PER COMMON SHARE – BASIC (dollars) (7)	0.34	0.76
NET INCOME PER COMMON SHARE – DILUTED (dollars) (7)	0.33	0.75
DIVIDENDS PER COMMON SHARE (dollars)	0.10	0.09

(a) Federal excise tax included in operating revenues	306	312
(b) Amounts from related parties included in operating revenues	314	591
(c) Amounts to related parties included in purchases of crude oil and products	697	1,259
(d) Amounts to related parties included in production and manufacturing expenses	74	45

The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET

(U.S. GAAP, unaudited)

	As at Mar. 31	As at Dec. 31
millions of Canadian dollars	2009	2008
ASSETS
Current assets
Cash	755	1,974
Accounts receivable, less estimated doubtful accounts	1,578	1,455
Inventories of crude oil and products	890	673
Materials, supplies and prepaid expenses	260	180
Deferred income tax assets	367	361
Total current assets	3,850	4,643

Long-term receivables, investments and other long-term assets	915	881

Property, plant and equipment,	24,538	24,165
less accumulated depreciation and depletion	13,075	12,917
Property, plant and equipment, net	11,463	11,248

Goodwill	204	204
Other intangible assets, net	58	59
TOTAL ASSETS	16,490	17,035

LIABILITIES
Current liabilities
Notes and loans payable	109	109
Accounts payable and accrued liabilities (6)(a)	2,829	2,542
Income taxes payable	938	1,498
Total current liabilities	3,876	4,149

Capitalized lease obligations	34	34
Other long-term obligations (6)	2,185	2,298
Deferred income tax liabilities	1,533	1,489
TOTAL LIABILITIES	7,628	7,970

SHAREHOLDERS’ EQUITY
Common shares at stated value (7)(b)	1,509	1,528
Earnings reinvested	8,277	8,484
Accumulated other comprehensive income (8)	(924)	(947)
TOTAL SHAREHOLDERS’ EQUITY	8,862	9,065

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	16,490	17,035

(a)	Accounts payable and accrued liabilities include amounts to related parties of $147 million (2008 – $127 million).
(b)	Number of common shares outstanding was 849 million (2008 – 859 million).

The notes to the financial statements are an integral part of these financial statements.

Approved by the directors April 29, 2009

/s/ B.H March	/s/ P.A. Smith

Chairman, president and chief executive officer	Senior vice-president, finance and administration, and treasurer

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. GAAP, unaudited)	Three months
inflow/(outflow)	to March 31
millions of Canadian dollars	2009	2008

OPERATING ACTIVITIES
Net income	289	681
Adjustment for non-cash items:
Depreciation and depletion	197	181
(Gain)/loss on asset sales (4)	(1)	(11)
Deferred income taxes and other	28	(65)
Changes in operating assets and liabilities:
Accounts receivable	(125)	(398)
Inventories and prepaids	(297)	(572)
Income taxes payable	(560)	(11)
Accounts payable	288	584
All other items – net (a)	(115)	(100)
CASH FROM (USED IN) OPERATING ACTIVITIES	(296)	289

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(411)	(251)
Proceeds from asset sales	2	13
Loans to equity company	2	—
CASH FROM (USED IN) INVESTING ACTIVITIES	(407)	(238)

FINANCING ACTIVITIES
Reduction in capitalized lease obligations	(1)	(1)
Issuance of common shares under stock option plan	—	4
Common shares purchased (7)	(429)	(590)
Dividends paid	(86)	(82)
CASH FROM (USED IN) FINANCING ACTIVITIES	(516)	(669)

INCREASE (DECREASE) IN CASH	(1,219)	(618)
CASH AT BEGINNING OF PERIOD	1,974	1,208

CASH AT END OF PERIOD	755	590

(a) Includes contribution to registered pension plans	(161)	(147)

The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Basis of financial statement presentation

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at March 31, 2009, and December 31, 2008, and the results of operations and changes in cash flows for the three months ending March 31, 2009 and 2008. All such adjustments are of a normal recurring nature. The company’s exploration and production activities are accounted for under the “successful efforts” method. Certain reclassifications to the prior year have been made to conform to the 2009 presentation.

The results for the three months ended March 31, 2009, are not necessarily indicative of the operations to be expected for the full year.

All amounts are in Canadian dollars unless otherwise indicated.

2.	Accounting change for fair value measurements

Effective January 1, 2009, the company adopted the Financial Accounting Standards Board’s (FASB) Statement No. 157 (SFAS 157), “Fair Value Measurements” for nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value when an entity is required to use a fair value measure for recognition or disclosure purposes and expands the disclosures about fair value measures. The adoption did not have a material impact on the company’s financial statements. The company previously adopted SFAS 157 for financial assets and liabilities that are measured at fair value and for nonfinancial assets and liabilities that are measured at fair value on a recurring basis.

IMPERIAL OIL LIMITED

3.	Business Segments

Three months to March 31 millions of dollars	Upstream		Downstream		Chemical
	2009	2008	2009	2008	2009	2008
REVENUES AND OTHER INCOME
External sales (a)	760	1,449	3,685	5,429	208	353
Intersegment sales	656	1,292	390	779	64	101
Investment and other income	4	4	8	14	—	1
	1,420	2,745	4,083	6,222	272	455

EXPENSES
Exploration (b)	83	40	—	—	—	—
Purchases of crude oil and products	364	1,085	2,867	5,234	199	349
Production and manufacturing	646	581	336	346	48	50
Selling and general	1	2	233	233	19	18
Federal excise tax	—	—	306	312	—	—
Depreciation and depletion	136	117	56	59	3	3
Financing costs	—	—	1	(4)	—	—
TOTAL EXPENSES	1,230	1,825	3,799	6,180	269	420
INCOME BEFORE INCOME TAXES	190	920	284	42	3	35
INCOME TAXES	48	270	82	12	—	11
NET INCOME	142	650	202	30	3	24
Export sales to the United States	405	736	237	225	109	221
Cash flows from (used in) operating activities	(230)	478	(46)	(174)	(14)	(8)
CAPEX (b)	447	255	42	32	4	2
Total assets as at March 31	9,154	8,555	6,326	7,539	420	516
Capital employed as at March 31	5,387	4,806	3,953	3,475	189	248

Three months to March 31 millions of dollars	Corporate and Other		Eliminations		Consolidated
	2009	2008	2009	2008	2009	2008
REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	4,653	7,231
Intersegment sales	—	—	(1,110)	(2,172)	—	—
Investment and other income	5	13	—	—	17	32
	5	13	(1,110)	(2,172)	4,670	7,263

EXPENSES
Exploration (b)	—	—	—	—	83	40
Purchases of crude oil and products	—	—	(1,110)	(2,172)	2,320	4,496
Production and manufacturing	—	—	—	—	1,030	977
Selling and general	77	42	—	—	330	295
Federal excise tax	—	—	—	—	306	312
Depreciation and depletion	2	2	—	—	197	181
Financing costs	1	1	—	—	2	(3)
TOTAL EXPENSES	80	45	(1,110)	(2,172)	4,268	6,298
INCOME BEFORE INCOME TAXES	(75)	(32)	—	—	402	965
INCOME TAXES	(17)	(9)	—	—	113	284
NET INCOME	(58)	(23)	—	—	289	681
Export sales to the United States	—	—	—	—	751	1,182
Cash flows from (used in) operating activities	(6)	(7)	—	—	(296)	289
CAPEX (b)	1	2	—	—	494	291
Total assets as at March 31	833	629	(243)	(434)	16,490	16,805
Capital employed as at March 31	(484)	(377)	—	—	9,045	8,152

(a)	Includes crude oil sales made by Downstream in order to optimize refining operations.
(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

4.	Investment and other income

Investment and other income includes gains and losses on asset sales as follows:

	Three months to March 31
millions of dollars	2009	2008
Proceeds from asset sales	2	13
Book value of assets sold	1	2

Gain/(loss) on asset sales, before tax	1	11

Gain/(loss) on asset sales, after tax	1	9

5.	Employee retirement benefits

The components of net benefit cost included in production and manufacturing and selling and general expenses in the consolidated statement of income are as follows:

	Three months to March 31
millions of dollars	2009	2008
Pension benefits:
Current service cost	26	24
Interest cost	73	66
Expected return on plan assets	(68)	(82)
Amortization of prior service cost	4	5
Recognized actuarial loss	28	20

Net benefit cost	63	33

Other post-retirement benefits:
Current service cost	1	1
Interest cost	7	6
Recognized actuarial loss	—	1

Net benefit cost	8	8

6.	Other long-term obligations

	As at Mar. 31	As at Dec. 31
millions of dollars	2009	2008
Employee retirement benefits (a)	1,013	1,151
Asset retirement obligations and other environmental liabilities (b)	713	728
Share-based incentive compensation liabilities	247	203
Other obligations	212	216

Total other long-term obligations	2,185	2,298

(a)	Total recorded employee retirement benefits obligations also include $45 million in current liabilities (December 31, 2008 – $45 million).
(b)	Total asset retirement obligations and other environmental liabilities also include $84 million in current liabilities (December 31, 2008 – $83 million).

IMPERIAL OIL LIMITED

7.	Common shares

	As at Mar. 31	As at Dec. 31
thousands of shares	2009	2008
Authorized	1,100,000	1,100,000
Common shares outstanding	848,882	859,402

From 1995 through 2007, the company purchased shares under thirteen 12-month normal course issuer bid share repurchase programs, as well as an auction tender. On June 25, 2008, another 12-month normal course issuer bid program was implemented with an allowable purchase of 44.2 million shares (five percent of the total on June 16, 2008), less shares purchased from Exxon Mobil Corporation and shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 – 2007	846.1	12,811

2008 – First quarter	11.0	590
– Full year	44.3	2,210

2009 – First quarter	10.5	429

Cumulative purchases to date	900.9	15,450

Exxon Mobil Corporation’s participation in the above share repurchase maintained its ownership interest in Imperial at 69.6 percent.

The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of earnings reinvested.

The following table provides the calculation of net income per common share:

	Three months to March 31
	2009	2008

Net income per common share – basic
Net income (millions of dollars)	289	681

Weighted average number of common shares outstanding (millions of shares)	856.0	899.7

Net income per common share (dollars)	0.34	0.76

Net income per common share – diluted
Net income (millions of dollars)	289	681

Weighted average number of common shares outstanding (millions of shares)	856.0	899.7
Effect of employee share-based awards (millions of shares)	6.7	6.3

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	862.7	906.0

Net income per common share (dollars)	0.33	0.75

IMPERIAL OIL LIMITED

8.	Comprehensive income

	Three months to March 31
millions of dollars	2009	2008
Net income	289	681

Amortization of post retirement benefit liability adjustment included in net periodic benefit costs	23	19

Other comprehensive income (net of income taxes)	23	19

Total comprehensive income	312	700

IMPERIAL OIL LIMITED

OPERATING STATISTICS

(unaudited)

	Three months to March 31
	2009	2008
GROSS CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Cold Lake	148	154
Syncrude	68	67
Conventional	26	27

Total crude oil production	242	248
Natural gas liquids (NGLs) available for sale	9	12

Total crude oil and NGL production	251	260

NET CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Cold Lake	141	131
Syncrude	70	57
Conventional	23	20

Total crude oil production	234	208
Natural gas liquids (NGLs) available for sale	6	8

Total crude oil and NGL production	240	216

COLD LAKE BLEND SALES (thousands of barrels a day)	198	204
NGL SALES (thousands of barrels a day)	12	17

NATURAL GAS (millions of cubic feet a day)
Production (gross)	307	325
Production (net)	262	259
Sales	277	294

AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	46.61	93.27
NGL realizations (a barrel)	41.20	58.67
Natural gas realizations (a thousand cubic feet)	5.82	8.00
Par crude oil price at Edmonton (a barrel)	51.23	98.58
Heavy crude oil at Hardisty (Bow River, a barrel)	43.81	77.64

TOTAL REFINERY THROUGHPUT (thousands of barrels a day)	460	425
REFINERY CAPACITY UTILIZATION (percent)	92	85

PETROLEUM PRODUCTS SALES (thousands of barrels a day)
Gasolines	190	195
Heating, diesel and jet fuels	158	166
Heavy fuel oils	31	29
Lube oils and other products	36	38

Net petroleum products sales	415	428

PETROCHEMICAL SALES (thousands of tonnes a day)	2.7	3.1

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)	Three months to March 31
	2009	2008
RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(rolling 4 quarters, percent)	38.7	36.0

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY
(rolling 4 quarters, percent)	39.5	39.7

INTEREST COVERAGE RATIO – EARNINGS BASIS
(rolling 4 quarters, times covered)	674.3	89.1

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	856,025	899,736
At March 31	848,882	859,402
Number of shareholders
At March 31	13,266	13,172

SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	46.48	58.09
Low	35.95	45.80
Close at March 31	45.80	53.80

NYSE Amex (U.S. dollars) (b)
High	38.00	58.91
Low	28.44	44.30
Close at March 31	36.05	52.26

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.
(b)	Share price presented is based on consolidated U.S. market data.